Exhibit 10.118

DOMESTIC RELOCATION POLICY
Tier 5 Executive Officer
Homeowner

EFFECTIVE JANUARY 2007

LAST UPDATED July 2012

Table of Contents

MOBILITY PHILOSOPHY	2
PURPOSE OF THE POLICY	2
ELIGIBILITY	2
APPLICATION OF THE POLICY	3
ADMINISTRATION	3
Getting Started	3
Interpretation and Policy Changes	3
Reimbursements and Payments	4
RELOCATION PROVISIONS	4
Lump Sum Payment for Temporary Living, Home search, and Miscellaneous Expenses	4
New Home Search	5
Departure Area Home Sale Assistance	7
Duplicate Housing Costs	9
Moving Household Goods	10
Final Trip to New Area	11
Spouse/Partner Career Assistance	12
Cost of Living Allowance for High-Cost Areas	12
POLICY PROVISION SUMMARY	13
TAX SUMMARY	14
ATTACHMENT: AGREEMENT TO REIMBURSE	15

MOBILITY PHILOSOPHY

Boston Scientific Corporation, referred to as 'the Company' for the remainder of this document, believes that relocation supports the acquisition and development of employees whose superior technical skill or specialized knowledge deliberately enhance the Company's competitive advantage.

PURPOSE OF THE POLICY

This Policy provides domestic relocation related information and guidelines for Boston Scientific Corporation employees and its subsidiaries ("Boston Scientific" or the "Company").

It is the Company's intention to provide transferees with assistance to minimize the expense and inconvenience of moving. This policy sets forth the relocation related expenses covered, the time requirements, and the services designed to help transferees complete their relocations as cost-effectively and as quickly as possible. To meet these objectives, the Company will cover certain, reasonable expenses associated with your relocation. The Company does not intend, however, to cover all the expenses that may be incurred by a transferee in the process of relocating.

ELIGIBILITY

For the relocation provisions of this policy to apply, certain criteria must be met:

▪
The commuting distance from the transferee's current residence to new place of employment must be at least 50 miles greater than the commuting distance from current residence to current place of employment. If the commuting distance is considered normal for the area, you may not be eligible for relocation provisions, even though the added distance may meet the 50-mile requirement.

▪	The transferee must work full time at the new location for at least thirty-nine (39) weeks within the first year after transfer for the move to meet IRS regulations.

▪	The relocation must be completed within one year of the transferee's transfer or hire date.

▪
All financial relocation provisions provided in connection with a change of residence will apply to one household unit. In situations where two or more transferees share the same household, they will receive relocation provisions for a single household move.

▪
Transferees will be required to sign an Agreement to Reimburse as part of their acceptance of the position requiring relocation (see Attachment). Transferees who voluntarily terminate their employment with the Company, or are terminated for cause, will be required to pay back expenses incurred by the Company for the transferee's relocation on this schedule: 100% of all relocation provisions and attorneys' fees if the employee terminates within one year of the date on which payment of relocation provisions is first made; and 50% of relocation provisions and attorney fees if the employee terminates within two years of the date on which payment of relocation provisions is first made.

•	You must sign the Agreement to Reimburse before any relocation payments can be made.

•
Transferees whose employment terminates due to a RIF (reduction in force), will have the agreement to reimburse waived and may either be eligible to receive some relocation payments or have some relocation provisions eliminated as outlined in the Companies “Standard Operating Procedure” for relocation payments following job elimination.

Certain provisions of this policy also apply to your spouse (or domestic partner as defined by the Company's corporate policy) as well as to your dependents, per IRS guidelines.

APPLICATION OF THE POLICY

This policy applies to full-time, exempt employees of the Company who are requested by the Company to complete permanent moves within the U.S. This policy does not apply to employee-initiated moves or temporary assignments.

The terms “transferee” and “employee” have the same meaning in this policy, and refer to any eligible current employee authorized for relocation under this policy.

ADMINISTRATION

The Company has retained Weichert Relocation Resources Inc. (WRRI), a leading Global Mobility Services firm headquartered in Morris Plains, New Jersey, to administer the policy on its behalf. All instructions, reimbursements, payments and services will be delivered through WRRI. Transferees are encouraged to address all relocation questions directly to WRRI.

Getting Started
Upon receipt of an Authorization from the Company, you will be assigned a Relocation Counselor who will contact you to begin the relocation process.

The Relocation Counselor will be your resource for information and advice throughout the relocation.

Interpretation and Policy Changes
The Company has the sole authority to make determinations as to eligibility for relocation provisions, the amount of relocation provisions payable, the limits of “reasonable” with reference to expenses covered; and to make changes to this policy at any time. Interpretations and changes will be communicated to transferees through WRRI.

Reimbursements and Payments
WRRI will oversee the auditing and payment of certain eligible relocation expenses and allowances, and the calculation of tax gross-ups, as applicable. Your Relocation Counselor is available to help you at each step of the relocation process and will be your single point of contact for all issues related to relocation expenses. No relocation expense or limit described in this document shall be viewed as an entitlement, and substitutions of one provision or reimbursement for another will not be allowed.

Lump sum payments will be disbursed as soon as possible after the effective date of your new position.

Transferees must submit expenses or requests for payments to WRRI on the Relocation Expense Report provided, and substantiate them with original receipts for all expenses over $25.00. Relocation Expense Reports should be submitted as expenses are incurred. All relocation expenses must be accounted for within one year of effective date of hire/transfer. Any portion of the relocation provision not used within the one-year period will be relinquished.

Reimbursement or payment checks will be mailed by WRRI approximately ten days from receipt of completed Relocation Expense Report, provided expenses are within policy and properly documented. If expenses must be adjusted or disallowed during the audit, the payment process may be delayed, but any such adjustment or disallowance will be explained to the transferee in writing.

Any questions regarding the approval or denial of reimbursements should be directed to your Relocation Counselor.

RELOCATION PROVISIONS

Lump Sum Payment for Temporary Living, Home search, and Miscellaneous Expenses
To assist with certain major relocation expenses that are not directly reimbursed under policy, the Company will pay a lump sum amount. This amount may be used at the transferee's discretion, and is intended to offset expenses incurred in temporary living and in a variety of other relocation-related activities.

This lump sum payment has three parts: (1) Temporary Living (2) Homesearch and (3) Miscellaneous Expenses:
(1) Temporary Living payment (a computed amount) for up to 60 days:

▪	A lump sum to offset living expenses for up to 60 days.

Transferees should make every effort to plan their moves so that they can go directly from the old residence to the new residence with a minimum of temporary living. If it is necessary to live in temporary accommodations in the new area until the new residence is available, the Relocation Counselor will assist in identifying reasonable accommodations within commuting distance of the office.

Extension of Temporary Living - Homeowner:
The temporary living period should be as short as possible. When there is a delay due to non-availability of housing or a delay in shipment of goods, temporary living costs may be extended with management approval in 30 day increments up to a maximum of 120 days.

(2) Home Search Trip:

▪	An allotment which considers daily expenses specific to your plans, covering meals, lodging, rental car and child/elder care

•	You and your spouse may take one or two trips, based on need. The lump sum will be based on a maximum of ten days to look for housing in the destination area. You will receive:

▪	Reimbursement for air fare (coach class, 14-day advance booking including Saturday-night stay, when possible); or

▪	Reimbursement for mileage based on the current corporate mileage rate if you choose to drive your personal car.

New Home Search
Your Relocation Counselor will coordinate your home finding trip and arrange for reimbursement, direct billing or advancement of closing costs, as needed.

Home Search Services: Your Relocation Counselor will discuss your housing and community needs with you and will then set up a house hunting itinerary according to your schedule, and with your needs in mind. Work closely with your Relocation Counselor to make your home search trip a successful one.

Transferees are advised not to contact a real estate broker in the new area on their own, but to work with their Relocation Counselors in the search for new community and home. Your Relocation Counselor will provide real estate contacts, mortgage assistance through Company-preferred national lenders, and advance information on the new area -- as well as assistance in coordinating an effective house hunting itinerary.

Your Relocation Counselor will also be available to you during your home search trip to ensure that you are seeing the communities and homes you anticipated, and that your needs are being met by the selected real estate broker.

(3) Miscellaneous Expense payment of $7,500 to cover expenses such as these, among others:

▪	Transportation, boarding of pets;

▪	Utility deposits;

▪	Driver's license fees;

▪	Car registration fees;

▪	Telephone/cable connection charges.

The allotment you receive will represent a calculated amount based on cost-of-living data for the temporary living portion, plus $7,500 for your miscellaneous expenses. This amount will be reported as taxable income to you and will be grossed up.

You are encouraged to plan your relocation wisely, keep records of expenses, and use the Relocation Counselor's services wherever possible.

Return Trips Home During Temporary Living
You may be reimbursed for bi-weekly round trips home (maximum of four) while you are in temporary living and separated from your family. If you prefer, a family member may visit you instead. Any trip must be first approved by your Relocation Counselor and then booked by you through the Corporate Travel Department.

Home Purchase Expenses: If you are a homeowner in your current location and you purchase a home in the new location within one year of your effective date of hire/transfer, you may be eligible for reimbursement of certain expenses associated with the purchase of the home.
Expenses covered are reasonable and customary expenses required of a buyer, such as these:

▪	State and local transfer taxes

▪	Attorney's fee for closing

▪	Tax stamps

▪	Title policy fee (lender and buyers) or legal fee for title insurance

▪	Appraisal fee required by lending institution

▪	Escrow agent's fee

▪	Credit report

▪	Loan application fee

▪	Survey, if required by lender

▪	Lender-required inspections

▪
Loan origination fees according to the schedule listed below. (Loan origination fees are a mortgage expense. They may include discount points, commitment fees, maximum loan charges, premium loan charges and other charges paid to a lender for the use of money.)

Reimbursement of discount points will occur on a sliding scale:
Rate    Points Reimbursed
8% or lower    1% origination fee/0% discount points
8.01% to 10%    1% origination fee/1% discount point
10.01% or higher    1% origination fee/2% discount points

Be sure to consult your Relocation Counselor before agreeing to closing costs which may not be reimbursable.

Closing costs that are reimbursed will be included in your gross income, and will be grossed up for tax purposes; any loan origination fee/discount points covered will not receive a tax gross-up, but may be deductible from your income. Consult your Tax Advisor.

Departure Area Home Sale Assistance
WRRI will provide home disposition assistance through the program outlined below:

Eligibility: The program applies to the transferee's principal residence only. Mobile homes, cooperative apartments, second homes, investment properties, homes atypical, homes with excess acreage; homes with hazardous or toxic materials that cannot be mitigated (asbestos, urea formaldehyde, toxic mold, radon gas, etc.); homes built with synthetic stucco, composition hardboard siding or masonite super board; are not covered. You must own at least a 50% interest in your property and it must be your primary residence. Your property must be in a residential zoned area. It must be marketable, insurable at standard rates for normal hazards of fire and extended coverage, and must qualify for financing. It must not be partially constructed in whole or in part, and must not require extensive repairs. You must be able to provide clear title.

The Company may, at its discretion, determine through professional consultation that a property is excluded from the program. Excluded properties may be eligible for reimbursement of reasonable and customary selling costs, and these costs will be grossed up for tax purposes.

The homeowner must follow carefully the instructions given by the Relocation Counselor. Failure to follow instructions can have significant tax implications to the Company. The Relocation Counselor will provide detailed instructions on the listing process.

Transferees are free to list with a broker of their own choosing provided the broker is approved by WRRI.

Your Responsibilities as Homeowner: Please note that in the selling of real estate you will be required to represent the condition of your property, particularly with regard to any defects, through disclosure statements and other documents.

Failure to represent your property honestly may constitute fraud. If the information you provide is less than complete and accurate, you will be held responsible for all expenses including legal fees involved in correcting the defect.

Marketing Assistance: Your Relocation Counselor will arrange for two real estate brokers to conduct market analyses of your home. The market analyses will be shared with you and will provide information on the salability of the property in the context of local market conditions. Transferees are encouraged to use this information to become familiar with the market, to set a realistic asking price, and to market aggressively.

On completion of the Market Analyses and discussion with the Relocation Counselor, the transferee will list the property with a WRRI-approved broker and include in the listing agreement the following exclusion clause:

“It is understood and agreed that regardless of whether or not an offer is presented by a ready, willing and able buyer:

(1) no commission or compensation shall be earned by, or be due and payable to, broker until the sale of the property has been consummated between seller and buyer, the deed delivered to the buyer and the purchase price delivered to the seller; and

(2) the sellers reserve the right to sell the property to Weichert Relocation Resources Inc. at any time. Upon the execution by a named Prospective Purchaser and me (us) of an Agreement of Sale with respect to the property, this Listing Agreement shall immediately terminate without obligation on my (our) part or on the part of any named Prospective Purchaser to either pay a commission or to continue this listing.”

If You Receive an Offer… Your Relocation Counselor will guide you in reviewing and approving offers from the market place. When you succeed in finding a prospective buyer, do not sign anything! Call your Relocation Counselor at once; your Relocation Counselor will qualify the buyer's offer for the program. If the offer qualifies, WRRI will provide you with a contract to purchase your property for the same amount as the prospective purchaser's offer. On your acceptance, WRRI will complete the purchase and pay you the amount of the purchaser's offer. WRRI will then assume responsibility for the property's ultimate closing with the buyer.

Guaranteed Sale/Amended Sale Program: If you are unsuccessful in attracting a buyer in the market place, you may wish to enter the Guaranteed Sale/Amended Sale option: Your Relocation Counselor will order two market value appraisals, to be conducted by independent fee appraisers, selected by you from an approved list. If the two values are within a 5% variance, they will be averaged to determine the Guaranteed Sale offer amount. (If the amount exceeds $1,000,000, an offer will not be made without the Company's senior management approval.) Your Relocation Counselor will present the offer to you, and it will remain valid for sixty (60) days, during which time you must continue to market your home and try to generate a higher offer.

If you receive an attractive offer from the market place, the Relocation Counselor must first qualify the offer for the Amended Sale program; WRRI will then “amend” its Guaranteed Sale offer to the outside offer amount. Upon your acceptance, WRRI will purchase the home from you at the “amended sale” amount. WRRI will conduct the property's ultimate closing with the buyer.

Certain property inspections may be required, depending on your home, area, and real estate practices; they will be explained and ordered by your Relocation Counselor.

If you are not successful in finding a buyer in the market place at the end of your 60-day offer period, you may accept the Guaranteed Sale option. WRRI will pay you the averaged appraisal amount and assume responsibility for the property.

You will have 60 days from the date of execution of your Contract of Sale with WRRI to vacate your home. You will be responsible for all maintenance, repairs, utilities, insurance, mortgage interest, loan payments, property taxes and all other encumbrances up to and including your vacate date or Contract-of-Sale date, whichever is later. When you vacate, you must leave your home in broom-clean condition.

Equity Loans: We do not offer loans to our Executive Officers.

Closing Costs: Under the WRRI Homesale Assistance Program, the Company will cover reasonable and customary seller's closing costs. These expenses typically include:

▪	Reasonable attorney or closing representative's fee

▪	Normal and customary broker's commission, not to exceed 7%

▪	Title search fees

▪	Deed Transfer Tax/documentary stamps

▪	Title policy insurance fee

▪	Courier fees

Do not agree to pay any concessions to the buyer such as, but not limited to, financing costs, repairs or improvements; these will not be covered.

If the transferring homeowner follows the proper protocol for the program, the expenses covered by the Company will not be treated as taxable income to the employee and therefore will not require gross-up protection.

Homeowners closing outside of the program for any reason may be reimbursed for reasonable closing costs; consult your Relocation Counselor.

Home Sale Bonus: If you succeed in negotiating the sale of your home such that you have a signed purchase agreement within sixty (60) days of your list date, you will earn an incentive payment equal to two percent (2%) of the sale price of your home. Your Relocation Counselor will arrange for you to receive payment on sale closing.

The Home Sale Bonus amount will be taxable income to you and taxes will be withheld from the payment. This amount will not be grossed up.

Duplicate Housing Costs
If you have closed on the sale of your new home but are still responsible for payments on your former home, you may be eligible for reimbursement of the following items for up to two months:

▪	Mortgage interest

▪	Real estate taxes

▪	Utilities

▪	Homeowner's insurance

▪	Homeowner Association dues
The amount reimbursed shall be based upon the lesser of the two housing payments for up to 60 day. Items not paid on a monthly basis (e.g., real estate taxes) will be prorated accordingly.

You will be required to complete a Relocation Expense Report with appropriate documentation of the expenses. No taxes are withheld at time of payment. An adjustment will be made at year end to include gross-up on the components that are not deductible, which are utilities, homeowner's insurance, and homeowner association dues.

Moving Household Goods
WRRI will arrange and pay for the cost of moving transferees' household goods and personal effects; your Relocation Counselor will review with you the Company's policy in detail. An outline of the policy follows:

Shipment: Included in the service are packing, transportation, unpacking and full replacement value insurance. Unpacking means the opening of boxes by the mover, not the placement of items in the home.

Certain items will not be covered, for example:

▪	Campers, motor homes, large recreational items

▪	Boats or trailers that exceed 14 feet in length

▪	Building supplies, workshops, firewood

▪	Pets

▪	Perishable items such as plants, alcohol, food

▪	Jewelry, valuables or collectibles of high value

▪	Items which cannot be transported due to carrier regulations (e.g., ammunition, explosives, aerosol containers)

▪	Disassembly/assembly of permanent fixtures (light fixtures, carpeting, draperies, television hookups, pool tables, etc.); however, these items will be shipped if removed by the homeowner

▪	Exclusive use of vehicles, expedited service, guaranteed space arrangements, extra pickups and deliveries; weekend or holiday pick-ups or deliveries

▪	Maid service, child care, house cleaning; tips

Automobiles: You may ship up to two cars, as long as the distance to your new residence is over 250 miles. A rental car will be provided while your cars are in transit.
If you drive your car(s) you will be reimbursed at the prevailing corporate mileage rate for each of up to two cars you drive, provided you take the most direct route.

The expenses incurred to ship household goods are excludable from your gross income and therefore not subject to gross-up.

Storage: If storage is required, you will be covered for the following:

▪	The cost of storing household goods and personal effects for up to thirty (30) days;

▪	Delivery out of storage (one time).

▪	A partial shipment may be authorized to temporary accommodations; however, ultimate shipment of these goods to your permanent residence will be at your expense.

Costs covered for the first thirty days of storage are excludable from income and therefore not subject to tax gross-up.

Storage of goods may be extended, due to non-availability of housing or a delay in shipment of goods, with funding manager approval in 30 day increments up to a maximum of 120 days.

Final Trip to New Area
The cost of making the final trip from the old location to the new will be covered by the Company.

Transportation: Mileage (IRS guidelines) and tolls incurred in moving transferee and other household members to the new area will be reimbursed. If necessary, the Company will pay the actual air or train transportation coach class fare rather than automobile travel.

Lodging and Living Expenses: If you drive, reasonable lodging and meal expenses will be reimbursed for every day that you drive at least 350 miles by the most direct route. Receipts for travel, meals, lodging, telephone, etc., for expenses incurred by transferee and household members will be required. A maximum of five days' expenses will be reimbursed.

Final trip transportation costs except for meals and IRS-allowed mileage are excludable from income, non-taxable, and therefore not subject to gross-up. Reimbursed meal expenses, and mileage over the IRS limit will be treated as taxable and will be grossed up.

Spouse/Partner Career Assistance
If your spouse/domestic partner is currently working full-time, he or she may be eligible for career assistance through a national career assistance agency. Your Relocation Counselor will arrange for your spouse or partner to receive consulting and advisory services up to a maximum of $1,500 in fees. WRRI will arrange to pay the agency directly.

This provision is designed to help spouses with successful career/job transitions in a new community. Following a personal needs assessment telephone call, a customized program is designed and delivered which may include:

▪	Assessment and profiling

▪	Resume development

▪	Targeting of potential job sources, employers, recruiters and/or networking contacts

▪	Job search communications guidance and training

▪	Assistance in interviewing and follow-up

▪	Salary Negotiation
Program components may also include assistance for those considering career changes, help for the spouse pursuing an executive career track or entrepreneurial ventures, and specific program tracks for teachers, health care professionals, administrative personnel and other professions.
The spouse employment consulting services provided through this provision do not guarantee employment. However, services provided do help spouses seek employment and enable them to understand the responsibilities and actions needed to obtain re-employment in a new location.
The spouse is eligible to utilize and complete this service within one full year from the transfer date. While fees are paid by the Company, the cost may be considered income. Therefore, the Company will gross up to cover any additional taxes related to this provision.

Cost of Living Allowance for High-Cost Areas
Homeowners whose cost of living increase at least 8% will be eligible to receive a cost of living allowance for up to four years. The amount of the cost of living allowance is determined by an external consulting firm.

The cost of living allowance will be granted over four years (48 months at two times the relevant index) as taxable income to the Employee with applicable taxes withheld. Below is one example of the payout. The actual payout will be determined by the lender, based on mortgage eligibility.

•	Year 1 - paid out at 100% of the increase

•	Year 2 - paid out at 50% of the increase

•	Year 3 - paid out at 30% of the increase

•	Year 4 - paid out at 20% of the increase

Cost of Living Allowance payments are subject to payback per terms of the Relocation Agreement if the employee terminates employment. Upon any termination, all Cost of Living allowance payments terminate.

POLICY PROVISION SUMMARY

Provision	Coverage	Amount	How to Obtain

Home Search Trip	Travel for up to 2 trips; lump sum for 5 (maximum 10) days for expenses	Actual, Documented travel; calculated lump sum for expenses	Submit documented Expense Report for airfare; request lump sum from Relocation Counselor

Lump Sum Payment	Lump sum for up to 60(days temp living + miscellaneous allowance of $7,500	Lump sum	Documentation of expenses not necessary; request payment from Relocation Counselor.

Return Trips	Reasonable cost for bi-weekly trips up to maximum of 4	Actual, documented expenses	Submit documented Expense Report

Home Sale Assistance: Guaranteed/ Amended Sale Program	Reasonable closing expenses covered, IF instructions are followed.	Actual, documented expenses covered thru the WRRI program	Follow Relocation Counselor's instructions carefully; Work with WRRI-approved broker; Provide requested documentation and signed Contract of Sale.

Duplicate Housing	Up to maximum of 60 days	Actual, documented expenses	Submit documented Expense Report

New Home Purchase Costs	Required buyer's closing costs (per policy) + origination up to 1% of loan. Discount points based on sliding scale.	Actual, documented closing costs per policy. No documentation needed with direct billing thru preferred lender
Follow Relocation Counselor's instructions carefully;
Work with WRRI-approved broker;
Submit HUD closing statement to WRRI with Relocation Expense Report; or
Borrow thru preferred lender for direct billing

Household Goods and Storage	Normal expenses for packing, shipment, insurance per policy; WRRI will book and manage shipment	Actual expenses covered thru WRRI program	WRRI will pay the mover and bill the Company directly for approved costs.

Final Trip	Transportation, lodging and meal expenses, per policy	Actual, documented expenses	Submit documentation of expenses to WRRI with Relocation Expense Report.

Spouse/ Domestic Partner Career Counseling	Anticipated costs to $1,500 maximum	Actual expenses to max paid by WRRI	Documentation of expenses not necessary with approval of services.

Living Cost Adjustment	If 8% higher based on Company-approved analysis; 2 x index, up to 4 yrs.	Determined by analysis, Paid through payroll.	WRRI will determine via third party provider

Tax Gross-up	Anticipated tax implications for certain reimbursables and payments	Paid by Company for transferee	Follow program and Relocation Counselor's instructions carefully; provide documentation requested.

TAX SUMMARY

Payments and reimbursements made to, or on behalf of, transferees through the Domestic Relocation Policy are subject to income tax regulations. The following chart identifies the tax status and gross-up treatment of provisions provided by this program:

Relocation Provision	Tax Status	Gross-Up Treatment

Home Search Lump Sum Home Search Travel Lump Sum Payment Return Trip(s) Purchase Closing Costs (excluding any Origination Fee) Final Trip Meals, Mileage >IRS Limitation Spouse/Partner Career Assistance	Subject to Gross-up (Taxable)	Grossed-up

Home Marketing Assistance Homesale Assistance Program	Business Expense (Non-Taxable)	Not Applicable

Household Goods Shipment Up to 2 Cars Shipment Up to 30 Days Storage Final Trip Travel, Lodging, Mileage <IRS Limitation	Excludable (Non-Taxable)	Not Applicable

Origination Fee/Discount Points	Not subject to Gross-up	Not Grossed-up

Cost of Living Allowance	Not subject to Gross-up (Taxable)

Duplicate Housing Costs Home Sale Bonus	No taxes withheld at time of payment (Taxable) Not subject to gross-up (Taxable; taxes withheld)	Adjustment at year end to include gross-up on components that are not deductible. Not Grossed-up

YOUR RESPONSIBILITY:
To substantiate the various moving expense deductions that you will have to itemize on your tax return, it is important that you retain all supporting documents and receipts. You should consult with your own tax advisor on all tax matters.

I.	ATTACHMENT: AGREEMENT TO REIMBURSE

AGREEMENT TO REIMBURSE
[This is not a contract for employment]

I hereby acknowledge receipt of the Company's Relocation Policy and that I have read the policy and understand what is reimbursable thereunder.

In consideration of the agreement by the Company to provide certain relocation Provisions on behalf of myself and/or my family (including but not limited to all amounts paid directly to me, reimbursed to me, or that are intended to cover any additional tax liability I might incur as a result of receiving such Provisions, collectively the “Relocation Provisions”), I agree to repay to the Company an amount equal to the Relocation Provisions (and all attorney's fees incurred by the Company in order to enforce its rights under this Agreement, if applicable) in the event that I voluntarily resign or am discharged for a serious violation of company policy (hereinafter referred to as my “discharge”) within two years following the date on which payment of Relocation Provisions is first made as follows:

•
100% of all Relocation Provisions (and 100% attorney's fees, if applicable) will be repaid if my resignation or discharge occurs within 365 calendar days following the date on which payment of Relocation Provisions is first made.

•
50% of all Relocation Provisions (and 100% of attorney's fees, if applicable) will be repaid if my resignation or discharge occurs within 366 to 730 calendar days from the date on which payment of Relocation Provisions is first made.

I agree to pay the Company any remaining amount of Relocation Provisions that is owed within 30 calendar days of the date of my resignation or discharge. I also understand that nothing in the Company's Relocation Policy or this Agreement to Reimburse is intended to create or actually does create an express or implied contract.

Employee's Name:
(Please print)

Date:

Employee's Signature:

Employee ID (New Hires: if you do not have your BSC ID, please use the last 4 digits of your SSN):

Revised: July 2012